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                                                                   EXHIBIT 99.1


NEWS RELEASE
FROM SCANSOFT, INC. AND METACREATIONS CORPORATION


SCANSOFT, INC. ACQUIRES PHOTO IMAGING PRODUCTS AND TECHNOLOGY FROM METACREATIONS THREE AWARD-WINNING PRODUCTS AND LEADING EDGE PHOTO IMAGING TECHNOLOGY STRENGTHEN SCANSOFT'S PRESENCE IN THE RAPIDLY GROWING DIGITAL PHOTO IMAGING MARKET

PEABODY, MA, June 30, 1999 - ScanSoft, Inc. (NASDAQ: SSFT), a leading provider of digital imaging and optical character recognition (OCR) software, and MetaCreations Corporation (NASDAQ: MCRE), the Creative Web company, today jointly announced that ScanSoft has acquired and licensed certain photo imaging software products and technology from MetaCreations.

The specific products included in the agreement are Kai's Super GOO(TM), a top-selling liquid photo imaging application; Kai's Photo Soap(TM) 2, award-winning photo editing software that lets users enhance, edit and share photos via the Internet; and Kai's Power Show(TM) that allows users to create high-impact multimedia photo shows and business presentations. All three products are Microsoft(R) Windows and Apple(R) Macintosh(TM) compatible.

Kristy Holch, principal of InfoTrends Research Group, said, "Our research shows that the most-used applications for scanning are image editing and OCR. Image editing is also the leading application for digital camera users. This move by ScanSoft will give users a respected single source for imaging software." According to InfoTrends Research Group, 10 million mass-market scanners and 1.8 million low-end digital cameras will ship this year in North America. The scanner and digital camera markets are expected to grow at a compound annual grow rate of 23% and 38%, reaching 19.5 million and 6.8 million units respectively by 2003.

"The combination of MetaCreations' well-regarded photo imaging products and technology, and ScanSoft's leadership in OCR and document imaging software gives us an unprecedented opportunity to provide the broadest range of digital imaging software to meet the needs of home, small and medium sized business and corporate markets," said Michael Tivnan, president and CEO of ScanSoft.

The acquisition is expected to generate new partnerships with leading vendors in the digital camera market while at the same time allow ScanSoft to add more value to their current partners' solutions for the desktop scanner market. The acquisition also adds premier digital imaging partners Apple, Eastman Kodak and Intel to ScanSoft's already impressive list of major OEMs.

"This agreement supports MetaCreations' strategy to focus the company on delivering premier 2D and 3D professional graphics technologies, and its Internet business for e-commerce visualization. This is another in a series of steps already undertaken to help the company capitalize on the e-commerce market opportunity. ScanSoft is an ideal company to acquire our photo imaging products, as they will transition smoothly into ScanSoft's well-established retail channel and strong OEM partnerships," said Gary Lauer, president and chief executive officer of MetaCreations.



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ScanSoft expects the transaction to be neutral to slightly positive on total year 1999 earnings and accretive thereafter. The consideration includes $2.6 million in cash and a note, and up to $950,000 in assumed liabilities. The deal also includes contingent financial performance incentive payments to MetaCreations of up to $1 million. Customer support for the acquired products will continue to be handled by MetaCreations until December 31, 1999.

About ScanSoft, Inc.

ScanSoft, Inc. is a leading developer of digital imaging and optical character recognition (OCR) software. The company's award-winning products allow consumer, SOHO and corporate users to leverage the power of their desktop scanners, digital cameras, and other electronic input devices, to accurately capture and turn paper documents and photos into digital files that can be easily edited, organized and sent through e-mail and the Internet. ScanSoft's family of digital imaging software includes Pagis Pro Scanning Suite, TextBridge Pro, PaperPort Deluxe, PaperPort Scanner Suite, and ScanWorks. Today, there are approximately
1.5 million registered users of ScanSoft software.

ScanSoft has numerous strategic partnerships with the industry's leading scanner and multifunction peripheral vendors. Companies already using ScanSoft's cutting edge digital imaging technologies in their product offerings include Brother, Epson, Canon, Compaq, IBM, Mustek, Visioneer (Primax), and Xerox, among others.

Headquartered in Peabody, MA, ScanSoft maintains a strong international presence with sales and marketing offices in Reading, England. ScanSoft products are available worldwide through distributor and retail partners. ScanSoft is publicly traded on the Nasdaq exchange under the symbol SSFT. Its web site is located at www.scansoft.com.

About MetaCreations

MetaCreations Corporation, the Creative Web company, is focused on developing and marketing 2D and 3D visualization software for graphic artists, and the World Wide Web. MetaCreations' Creative Web strategy is centered on the company's MetaStream(TM) technology and employs an array of MetaCreations' software development tools to accelerate the creation of 2D and 3D graphics for online applications, and to make fast, interactive use of photorealistic 3D on the Web practical and pervasive. MetaCreations offers a complete product line of award-winning professional graphics desktop software products available in more than 50 countries. The company is headquartered in Santa Barbara County, California, and has development centers in Scotts Valley, Calif., and Princeton, NJ, as well as an International Operations Center in Dublin, Ireland. MetaCreations can be reached on the World Wide Web at http://www.metacreations.com.

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Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, statements as to the perceived benefits of the agreement, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the market acceptance, the impact of competitive products, and other risks detailed from time to time in ScanSoft's SEC reports. ScanSoft disclaims any intent or obligation to update these forward-looking statements.



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Pagis, TextBridge, PaperPort, PaperPort Deluxe and Scanner Suite are registered trademarks or trademarks of ScanSoft, Inc. All other trademarks are the property of their respective holders. (C) 1999 all rights reserved.

Contacts:
Steve Ricketts                               Teresa Bridwell
ScanSoft, Inc.                               MetaCreations Corporation
9 Centennial Drive                           6303 Carpinteria Avenue
Peabody, MA 01960                            Carpinteria, CA 93013
Tel: 978/977-2039                            Tel: 805/566-6274
Fax: 978/977-2409                            Fax: 805/566-6384
ricketts@scansoft.com                        teresab@metacreations.com

Jeanette Mayer                               Betty Franklin
ScanSoft, Inc.                               MetaCreations Corporation
Investor Relations Manager                   Investor Relations Director
Tel: 510/608-6486                            Tel: 805/566-6289
investor_relations@scansoft.com              Fax: 805/566-6384
                                             ir@metacreations.com




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